UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-7615 (Commission File Number)	74-1884980 (IRS Employer Identification No.)

55 Waugh Drive, Suite 1000 Houston, TX (Address of principal executive offices)	77007 (Zip Code)

Registrant’s telephone number, including area code:  (713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 1, 2011, K-Sea Transportation Partners L.P. (“K-Sea”) became a wholly owned subsidiary of Kirby Corporation (“Kirby”) as a result of the merger of KSP Merger Sub, LLC (“Merger Sub”) with and into K-Sea (the “Merger”).  The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of March 13, 2011, by and among Kirby, Merger Sub, KSP Holding Sub, LLC, KSP LP Sub, LLC, K-Sea, K-Sea General Partner L.P., K-Sea IDR Holdings LLC and K-Sea General Partner GP LLC (the “Merger Agreement”).  K-Sea operates 58 tank barges and 63 tugboats in the coastwise transportation primarily of refined petroleum products in the United States.

Under the terms of the Merger Agreement, effective as of July 1, 2011:

•
each outstanding common unit of K-Sea (including each phantom unit of K-Sea granted under the K-Sea Transportation Partners L.P. Long-Term Incentive Plan) was cancelled and converted into the right to receive (i) $4.075 in cash and 0.0734 of a share of Kirby common stock, for those common unitholders who made a mixed cash/stock election with respect to such common unit, or (ii) $8.15 in cash, for those common unitholders who made an all cash election with respect to such common unit or who failed to make an election by the election deadline;

•	each outstanding preferred unit of K-Sea was cancelled and converted into the right to receive $4.075 in cash and 0.0734 of a share of Kirby common stock;

•	each outstanding general partner unit of K-Sea was cancelled and converted into the right to receive $8.15 in cash; and

•	the incentive distribution rights of K-Sea were cancelled and converted into the right to receive $18 million in cash.

Accordingly, in connection with the Merger, Kirby has issued in the aggregate approximately 1,939,000 shares of its common stock and paid approximately $228 million in cash to former holders of K-Sea common units, preferred units, general partner units and incentive distribution rights in exchange for such units and rights.

The foregoing summary of the terms of the Merger Agreement is qualified by reference to the full text of the Merger Agreement, which is incorporated by reference into this Item 2.01 and as an exhibit to this report as provided in Item 9.01 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

As previously disclosed, on May 31, 2011, Kirby entered into a Credit Agreement with a group of commercial banks (the “Term Loan Agreement”) which provides for a $540 million five-year unsecured term loan facility with a variable interest rate based on the London Interbank Offered Rate or a base rate calculated with reference to the agent bank’s prime rate, among other factors.  The interest rate spread varies with Kirby’s senior debt rating.  The outstanding balance of the term loan is subject to quarterly amortization in increasing amounts and is prepayable, in whole or in part, without penalty.  Kirby’s obligations under the Term Loan Agreement may be accelerated upon, among other things, the occurrence of an event of default.  The foregoing description of the Term Loan Agreement is qualified by reference to the full text of the Term Loan Agreement, which is incorporated by reference into this Item 2.03 and as an exhibit to this report as provided in Item 9.01 below.

On July 1, 2011, in connection with the consummation of the Merger, Kirby borrowed $540 million under the Term Loan Agreement to fund the consideration payable to the holders of equity interests in K-Sea pursuant to the Merger Agreement, to refinance indebtedness of K-Sea and to pay certain transaction fees.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements of K-Sea required to be filed pursuant to this Item 9.01(a) were previously included in the Registration Statement on Form S-4 of Kirby, filed on May 4, 2011, as amended on May 26, 2011 (the “Form S-4”), under the caption “Selected Consolidated Historical Financial Data of K-Sea.”  Pursuant to General Instruction B.3 of Form 8-K, such financial statements are not included in this report.

(b) Pro Forma Financial Information.

The pro forma financial statements of Kirby required to be filed pursuant to this Item 9.01(b) were included in the Form S-4 under the caption “Selected Unaudited Pro Forma Condensed Combined Financial Information.”  Pursuant to General Instruction B.3 of Form 8-K, such pro forma financial statements are not included in this report.

(d) Exhibits.

2.1
Agreement and Plan of Merger, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC, K-Sea Transportation Partners L.P., K-Sea General Partner L.P., K-Sea General Partner GP LLC and K-Sea IDR Holdings LLC (incorporated by reference to Exhibit 2.1 to Kirby’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2011)

10.1
Credit Agreement dated as of May 31, 2011 among Kirby Corporation, Wells Fargo Bank, National Association, as administrative agent, and the banks named therein (incorporated by reference to Exhibit 10.1 to Kirby’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2011)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 7, 2011.

KIRBY CORPORATION

By :	/s/ David W. Grzebinski
David W. Grzebinski
Executive Vice President and
Chief Financial Officer

 EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1
Agreement and Plan of Merger, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC, K-Sea Transportation Partners L.P., K-Sea General Partner L.P., K-Sea General Partner GP LLC and K-Sea IDR Holdings LLC (incorporated by reference to Exhibit 2.1 to Kirby’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2011)

10.1
Credit Agreement dated as of May 31, 2011 among Kirby Corporation, Wells Fargo Bank, National Association, as administrative agent, and the banks named therein (incorporated by reference to Exhibit 10.1 to Kirby’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2011)